Exhibit 16.4

May 5, 2017

Mr. Arik Maimon

Next Group Holdings, Inc.

1111 Brickell Avenue, Suite 2200

Miami, Florida 33131

This is to confirm that the client-auditor relationship between Next Group Holdings, Inc. and D’Arelli Pruzansky, P.A. has ceased.

Very truly yours,

/s/ D’Arelli Pruzansky, P.A.
Certified Public Accountants

Cc:	Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 E-mail secpsletters@sec.gov